Exhibit 16.1

May 9, 2022

Securities and Exchange Commission
100 F Street N.E.

Washington, D.C. 20549

WWC, P.C. (“WWC”) has been furnished with a copy of the disclosures in the Form 8-K for the event that occurred on May 4, 2022 to be filed by WWC’s former client Takung Art Co., Ltd. (the “Company”). WWC does not disagree with the Company’s statements regarding WWC under Item 4.01. Changes in Company’s Certifying Accountant (a) Previous Independent registered public accounting firm:

WWC has no basis to agree or disagree with any other part of the Form 8-K.

Very truly yours,

/s/ WWC, P.C.
WWC, P.C.
Certified Public Accountants
PCAOB ID.: 1171